Exhibit 10.40

CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) dated as of January 24, 2017 (“Effective Date”) is made by and between ClubCorp Holdings, Inc., a Nevada corporation (the “Company”), and Mark A. Burnett, an executive employee of the Company (the “Executive”).
BACKGROUND AND PURPOSES
The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued service of the Executive, despite the possibility or occurrence of a Change in Control, and to reward the Executive for his or her contributions in connection with implementing a Change in Control. The Company has determined it to be imperative to encourage the Executive’s full attention and dedication to the Company and to provide the Executive with compensation and benefits arrangements upon a Change in Control. This Agreement is intended to accomplish these objectives.
In consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
When used in this Agreement, the terms specified below shall have the following meanings:
1.1    “Accrued Obligations” means
(a)    any unpaid base salary through the Termination Date, paid in accordance with the Company’s normal payroll policies as if the Executive were an employee;
(b)    any bonus earned but unpaid under the Company’s annual incentive plan with respect to the fiscal year ending immediately preceding the Termination Date, paid when such bonus would have ordinarily been paid in accordance with the Company’s annual incentive plan, and disregarding any requirement of being employed on the date of payment;
(c)    only if during the term of this Agreement, there shall be a Change in Control, the Company terminates the Executive’s employment for any reason other than Cause and other than the Executive’s death or Disability, and the Termination Date is during the Post-Change Period, or if the Executive shall terminate his or her employment for Good Reason during the Post-Change Period, any bonus earned but unpaid under the Company’s annual incentive plan with respect to the fiscal year during which the Termination Date occurred, paid on a prorated basis for the period of employment by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year through the Termination Date, and the denominator of which is 365, payable when such bonus would have ordinarily been paid in accordance with the Company’s annual incentive plan, and disregarding any requirement of being employed on the date of payment;

(d)    reimbursement for any unreimbursed expenses incurred through the Termination Date paid in accordance with the Company’s normal reimbursement procedures; and
(e)    any other vested amounts and vested benefits the Executive is entitled to receive under any employee benefit plan of the Company in accordance with the terms of such plans or as required by law, including without limitation earned and accrued vacation pay.
1.2    “Affiliate” means any corporation, trade or business that controls, is controlled by or is under common control with the Company as defined in Section 414(b) or (c) of the Code.
1.3    “Board” means the Company’s board of directors.
1.4    “Cause” means (a) the Company or one of its Affiliates having “cause” to terminate the Executive’s employment or service, as defined in any employment or consulting agreement between the Executive and the Company or one of its Affiliates in effect on the Termination Date, or (b) in the absence of any such employment or consulting agreement (or the absence of any definition of “cause” contained therein), (i) the Executive’s conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude or other material act or omission involving dishonesty, theft or fraud; (ii) the Executive’s conduct that brings or is reasonably likely to bring the Company or any of its Affiliates into public disgrace or disrepute or that affects the Company’s or any of its Affiliates’ business in any materially adverse way; (iii) the Executive’s failure to perform those duties which have historically been within the scope of Executive’s responsibilities, provided that termination under this Section 1.4(b)(iii) shall not be effective unless the Executive shall have received written notice of the failure or violation from the Board (which notice shall include a description of the reasons and circumstances giving rise to such notice) seven (7) days prior to his or her termination and such failure or violation is not cured (if curable) within seven (7) days following the date upon which the Board provides notice under this Section 1.4(b)(iii), or (iv) the Executive’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its Affiliates.
For purposes of Section 1.4(b)(iv) no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) express authorization from the Executive’s direct or indirect supervisor or the Board, or (B) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
1.5    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(a)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

(b)    any person or group is or becomes the “beneficial owner” (as such term is used for purposes of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting stock of the Company, including by way of merger, consolidation or otherwise; or
(c)    during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
In addition, to the extent necessary to comply with Section 409A of the Code, the transaction or event described in subsection (a), (b), or (c) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
1.6    “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, and the regulations and other formal guidance issued thereunder.
1.7    “Disability” means the Executive has been determined to be disabled in accordance with the Company’s disability insurance program applicable to the Executive (or which would be applicable to the Executive if the Executive had elected coverage thereunder), applying the definition of disability applicable to the Executive under such disability insurance program.
1.8    “Equity Award” means an equity-based award granted to the Executive pursuant to the Amended and Restated ClubCorp Holdings, Inc. 2012 Stock Award Plan (or any other equity incentive plan of the Company) that (a) was granted prior to the date of a Change in Control, and (b) remains outstanding and partially or fully unvested as of the date of a Change in Control. Notwithstanding the foregoing, Performance Restricted Stock Units granted to the Executive pursuant to the Amended and Restated ClubCorp Holdings, Inc. 2012 Stock Award Plan on April 12, 2016, and all equity-based awards granted to the Executive pursuant to any equity incentive plan of the Company after the Effective Date shall not be considered “Equity Awards” for purposes of this Agreement.
1.9    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Any reference in this Agreement to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

1.10    “Good Reason” means any of the following that occurs during the Post-Change Period without the Executive’s consent:
(a)    a material reduction in the Executive’s base compensation or target bonus opportunity (either upon one reduction or during a series of reductions during the Post-Change Period);
(b)    a change of more than 50 miles in the geographic location at which the Executive is based and principally performs services for the Company;
(c)    the material diminution in the Executive’s authority, duties, or responsibilities (whether alone or in the aggregate considering a series of reductions); or
(d)    any material breach by the Company of this Agreement, including a failure by the Company to cause a successor, including the Surviving Entity, prior to or as of the date it becomes a successor, to assume and agree to perform this Agreement in accordance with the provisions of Section 6.3;
provided, however, the Executive may not terminate his or her employment for Good Reason unless (i) not later than ninety (90) days after the initial occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the actions or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates his or her employment with the Company not later than fifteen (15) days after the expiration of such cure period.
1.11    “Notice of Termination” means a written notice which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, and (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such termination provision.
1.12    “Post-Change Period” means the period commencing on the date a Change in Control first occurs after the Effective Date and ending on the second anniversary of such date.
1.13    “Surviving Entity” means the Company or its successor following a Change in Control. For the avoidance of doubt, if the Change in Control is a transaction described in Section 1.5(a), the Surviving Entity will be the purchaser or an Affiliate of the purchaser that otherwise serves as successor to the Company’s business.
1.14    “Termination Date” means the date of receipt of the Notice of Termination; provided, however, that (a) if the Company terminates the Executive’s employment due to Disability, the Termination Date shall be the 30th day after the Executive’s receipt of the Notice of Termination unless the Executive shall have resumed the full-time performance of duties before such Termination Date, (b) if the Executive’s employment is terminated by reason of death, then the Termination Date shall be the date of death of the Executive; and (c) for purposes of determining the date of any payment of severance benefits under Article II that are triggered by a termination of employment, the Termination Date shall be the date of the Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and regulations thereunder. For the avoidance of doubt, no Termination Date will occur for purposes of this Agreement if (i) the applicable Change in Control is as described in Section 1.5(a), (ii) as of the date of the Change in Control, the Executive is offered a position with the Surviving Entity that would not be described in Section 1.10(c), (iii) as of the date of the Change in Control, the Executive is offered compensation by the Surviving Entity that would not be a material reduction in the Executive’s compensation, and (iv) the Surviving Entity assumes the Company’s obligations under this Agreement.
ARTICLE II.
OBLIGATIONS OF THE COMPANY
2.1    Termination for any Reason Prior to a Change in Control. If the Executive’s employment is terminated for any reason prior to a Change in Control, this Agreement shall terminate without further obligation under this Agreement by the Company to the Executive, other than the obligation to pay the Accrued Obligations to the Executive; provided, however, that notwithstanding anything to the contrary in this Section 2.1, the parties agree that if the circumstance described in Section 2.1 arises, nothing in this Section 2.1 shall prevent the parties from separately agreeing to additional compensation to be paid independently of the obligation under this Section 2.1.
2.2    Termination of Employment Due to Death or Disability. If the Executive’s employment is terminated at any time due to his or her death or Disability, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation to pay the Accrued Obligations to the Executive or his or her legal representatives.
2.3    Termination by the Company for Cause or by the Executive Without Good Reason. If at any time the Company terminates the Executive’s employment for Cause or if the Executive terminates his or her employment without Good Reason at any time, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation to pay the Accrued Obligations to the Executive.
2.4    Termination by the Executive for Good Reason or by the Company Other Than for Cause During the Post-Change Period. If, during the term of this Agreement, there shall be a Change in Control, the Company terminates the Executive’s employment for any reason other than for Cause and other than due to the Executive’s death or Disability, and the Termination Date is during the Post-Change Period, or if the Executive shall terminate his or her employment for Good Reason during the Post-Change Period, the Company shall pay the Accrued Obligations to the Executive. In addition, subject to the Executive’s timely execution of a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which Release shall have become fully effective and irrevocable within sixty (60) days following the Termination Date in accordance with Article III, the Executive shall receive the payments and benefits described in this Section 2.4.
(a)    Severance. The Executive will receive a lump sum severance payment within five (5) business days after the Release becomes fully effective and irrevocable in accordance with Article III, but subject to Section 6.6(g), in an amount equal to two times the sum of the Executive’s base annual salary (at the rate in effect at the time of the Executive’s termination) and target annual bonus (disregarding any decrease in base compensation or target bonus opportunity that constituted Good Reason).
(b)    Benefit Continuation. If the Executive timely elects continued group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the Executive’s COBRA premiums for medical and dental coverage under the Company’s plans, as and when due to the carrier, to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) for a twenty-four (24) month period following the Termination Date (the “COBRA Premium Period”); provided, however, that the Company will cease to pay the COBRA Premiums if the Executive becomes eligible for group health insurance coverage through a new employer. Notwithstanding the foregoing, (i) if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (ii) if the Executive ceases to be eligible for COBRA continuation coverage, the Company instead shall pay to the Executive, on the first day of each month of the remainder of the COBRA Premium Period, a fully taxable cash payment for the remainder of the COBRA Premium period equal to the amount of the monthly COBRA Premium the Executive would be required to pay to continue his or her group health coverage (including coverage for any covered dependents) (such amount, the “Special Cash Payment”), for a number of months equal to the greater of (A) the duration of the period in which the Executive and his eligible dependents are enrolled in such COBRA coverage and (B) the number of months remaining in the COBRA Premium Period, but not following the date the Executive becomes eligible for group insurance through a new employer. In the event the Executive becomes covered under another employer’s group health plan, the Executive must immediately notify the Company of such event, and the Company shall cease payment of the COBRA Premiums or Special Cash Payments (whichever is applicable).
(c)    Country Club Membership. The Executive will be granted (i) a dues-free, recallable “Life Membership” (“Membership”) at a country club of his or her choice (“Club”), and (ii) “Signature Gold Golf” and “Community” privileges, as the same may change from time-to-time or be discontinued; provided, however, Executive shall be responsible for any and all charges associated with the use of such privileges, other than the payment of dues for the same. Notwithstanding the foregoing, the Executive shall also have “O.N.E.” privileges and discounts for a period of sixty (60) calendar months beginning on the Termination Date. The initiation deposit/fee for the Club shall be waived. There shall be no other discounts associated with the Membership. The Executive may not transfer, sell, pledge or encumber the Membership; provided, however, the Executive may transfer the Membership from the Club to another club owned and operated by the Company or its Affiliate once during the Executive’s lifetime, after which the successor club shall become the Club under this Section 2.4(c). The Membership shall transfer to the Executive’s surviving spouse in the event of the Executive’s death and shall expire upon the death of the Executive’s surviving spouse. The Executive must abide by all of the rules, regulations and policies and otherwise pay all charges in a timely manner with the understanding that the Company or Club may terminate the Executive’s Membership without the need for any grievance committee hearing in the event the Executive does not abide by such requirements. The Membership may be recalled if the Company or its Affiliate no longer owns the Club, at which time the new owner of the Company or the Club (as applicable) shall be entitled to charge the Executive the then current dues (subject to any periodic increases charged to other members of the Club); provided, however, the Executive may transfer the Membership from the Club to another club owned and operated by the Company or its Affiliate if the Executive has not already done so under this Section 2.4(c) once during the Executive’s lifetime, after which the successor club shall become the Club under this Section 2.4(c).
(d)    Outplacement Services. The Company will pay up to $10,000.00 of outplacement     services, to be coordinated through the Company’s human resource department. No cash     will be offered or paid in lieu of such outplacement services.
2.5    Termination After the Post-Change Period. If the Termination Date occurs after the Post-Change Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation to pay the Accrued Obligations to the Executive.
2.6    Treatment of Equity-Based Awards in a Change in Control. In the event a Change in Control occurs during the term, then (a) any Equity Awards that would otherwise have become vested based on the Executive’s continued employment and the passage of time shall become fully vested as of the date of the Change in Control; and (b) any Equity Awards that would otherwise have become vested based on the Executive’s continued employment and the achievement of specified performance criteria shall become vested assuming achievement of target performance, and such vesting shall occur as of the date of the Change in Control.

ARTICLE III.
WAIVER AND RELEASE OF CLAIMS AGAINST THE COMPANY

    As a condition of receiving the compensation and benefits described in Section 2.4, the Executive must execute the Release (with such changes as the Company may request to support the legality and effectiveness of the Release) as provided in this Article III. The Company shall provide the Executive with a copy of the Release within seven (7) days following the Termination Date, and the Executive will be required to provide the Company with an executed copy of the Release, for which the revocation period shall have lapsed, within sixty (60) days following the Termination Date. For avoidance of doubt, the compensation and benefits described in Section 2.4 will not be paid or provided to the Executive if (a) the Executive fails to execute the Release within the time frame specified in such Release (but in no event later than more than fifty-three (53) days after the Termination Date), (b) the Executive revokes the Release within the applicable revocation period set forth in such Release, or (c) the revocation period expires more than sixty (60) days following the Executive’s Termination Date.

ARTICLE IV.
PARACHUTE TAX CAP
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Article IV) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. To the extent applicable, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards or other equity-based awards, starting with reversing accelerated vesting of restricted stock, restricted stock units and performance restricted stock units and other similar equity awards on a pro rata basis.
All determinations required to be made under this Article IV, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
ARTICLE V.
NO MITIGATION
The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer.

ARTICLE VI.
MISCELLANEOUS
6.1    Term. The term of this Agreement (the “Initial Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Article II, terminate on December 31, 2018; provided that if, as of December 31, 2018, a Change in Control is “imminent,” the Initial Term shall be extended to March 31, 2019, (the “Extended Term”), and if, a Change in Control is also “imminent” on March 31, 2019, the Extended Term shall be extended one more time, to June 30, 2019). This Agreement shall expire at the end of the Initial Term, the Extended Term, or June 30, 2019 (as the case may be) unless there has been a Change in Control, in which case this Agreement shall remain in effect in accordance with its terms. For purposes of this Section 6.1, a Change in Control is “imminent” if the Board has approved a specific agreement the consummation of which would constitute a Change in Control. A Change in Control shall cease to be “imminent” if without a Change in Control having occurred, either of the following has occurred: (a) such specific agreement has been terminated or cancelled, or has expired, or (b) the Board has determined that such agreement is no longer in effect.
6.2    No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
6.3    Successors. This Agreement shall inure to the benefit of and be binding upon the Company, and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement.
6.4    Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive has become entitled under this Agreement, such amounts shall be paid as soon as administratively practicable in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate.
6.5    Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.
6.6    Section 409A of the Code.
(a)    Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Code, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. Severance benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code as a short-term deferral and/or as exempt separation pay to the maximum extent permitted under Section 409A of the Code, and this Agreement shall be construed consistent with that intent.
(b)    For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of nonqualified deferred compensation under the Agreement shall be treated as a separate payment of such compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.
(c)    If, as of the date of the Executive’s “separation from service” (as determined under Section 409A of the Code), the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), then to the extent that any amount or benefit that would be paid or provided to the Executive under this Agreement prior to the first day of the seventh month following the Executive’s “separation from service” constitutes an amount of deferred compensation for purposes of Section 409A of the Code and is considered for purposes of Section 409A of the Code to be owed to the Executive by virtue of his or her separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of the Executive’s separation from service and instead shall be paid or provided on the first business day that is coincident with or following the first day of the seventh month following the Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause the Executive to incur additional tax, interest or penalties under Section 409A of the Code.
(d)    Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)    In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(f)    To the extent that this Agreement provides for indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Executive only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation Section 1.409A-1(b)(10) or that are provided in accordance with Section 409A of the Code.

(g)    If payment of any amount of “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) is contingent upon the Executive’s taking any employment related action, including but not limited to, execution of a release and waiver of claims, and if the period within which the Executive must take the employment related action would begin in one calendar year and expire in the following calendar year, then, notwithstanding the provisions of the Agreement specifying the date of payment, any payments contingent on such employment-related action shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A of the Code.
6.7    Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.
6.8    No Duplication of Benefits; Clawback. Payments and benefits payable or otherwise due hereunder that are not subject to Section 409A of the Code shall be offset (at the time otherwise payable) by any similar payments under any other plan, policy or individual agreement providing for such similar payments. Payments and benefits provided hereunder shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans or policies of the Company or an Affiliate or any agreement between an individual and the Company or an Affiliate, or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation. The Executive hereby acknowledges and agrees that the Executive may become subject to the clawback provisions of the Dodd Frank Wall Street Reform and Consumer Protection Act, and that pursuant thereto he or she may under certain circumstances be obligated to pay back to the Company certain amounts previously received by him or her.
6.9    Amendments. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive.
6.10    Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Executive, at the most recent residence address on file with the Company, and if to the Company, then to:
ClubCorp Holdings, Inc.
3030 LBJ Freeway, Suite 600
Dallas Texas, 75234
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

6.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
6.12    Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Dallas County, Texas over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Agreement. To the fullest extent permitted by the law, the Executive and the Company waive any rights to demand a jury trial with respect to any dispute arising out of or relating to or concerning this Agreement. In any action for breach of this Agreement or to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable costs of suit, including reasonable attorneys’ fees.
6.13    Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.
6.14    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.
6.15    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.
6.16    Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to change in control or severance payments and benefits, and supersedes any prior change in control severance agreement and any change in control severance benefit provisions in any prior employment agreement between the Company and the Executive. It has no effect on restrictive covenants applicable to the Executive. To the extent permitted by the applicable governing plan, this Agreement shall be deemed to be an amendment to the agreements governing any Equity Award.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

CLUBCORP HOLDINGS, INC.

By: /s/ Douglas H. Brooks
Name: Douglas H. Brooks
Title: Director

EXECUTIVE

/s/ Mark A. Burnett
Mark A. Burnett

[Signature Page to Change in Control Severance Agreement]

EXHIBIT A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE AND WAIVER, dated as of [INSERT DATE] (the “Agreement”), by and between Mark A. Burnett, (the “Executive”) and ClubCorp Holdings, Inc., a Nevada corporation (the “Company”).
The Executive and the Company mutually desire to enter into this Agreement concerning the Executive’s separation from and termination of employment with the Company. Where appropriate in the context of this Agreement, the term “Company” includes, the Company’s past, present and future subsidiaries, affiliates, divisions, parents, and any of its or their respective predecessors, successors, assigns, assets, employee benefit plans or funds and its or their past, present and future directors, officers, fiduciaries, trustees, administrators, representatives, shareholders, members, general partners, limited partners, agents, employees, and independent contractors, whether acting on behalf of the Company or in their individual capacities.
1.    The Executive acknowledges and agrees that (a) the Executive’s last date of employment with the Company was [INSERT DATE] (the “Separation Date”), (b) the Separation Date was the termination date of the Executive’s employment with the Company for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, (c) the Company shall have no obligation to rehire the Executive, or to consider the Executive for employment, after the Termination Date, and (d) the Executive will not seek employment with the Company at any time in the future.
2.    The Executive acknowledges that he or she has carefully read this Agreement in its entirety, the terms and implications of this Agreement have been fully explained to the Executive, the Executive has had answered to his or her satisfaction any questions the Executive has asked with regard to the meaning and significance of any provision of this Agreement, and that the Executive fully understands the significance of all of the terms and conditions of this Agreement.
3.    The Executive acknowledges that he or she has been given the opportunity to consider this Agreement for [twenty-one (21)][forty-five (45)] days and decide for himself or herself whether or not the Executive wants to sign it.
4.    The Executive acknowledges that he or she has been advised to consult with an attorney of the Executive’s choice concerning this Agreement and the implications to the Executive of signing or not signing it.
5.    The Executive acknowledges that he or she has carefully considered other alternatives to executing this Agreement, and has decided that the Executive wants to sign it.
6.    The Executive may accept this Agreement by signing it and returning it to ClubCorp Holdings, Inc., [INSERT THEN CURRENT ADDRESS], attention:[INSERT APPLICABLE NAME], within [twenty-one (21)][forty-five (45)] days of the Executive’s receipt of this Agreement. The Executive is entitled to change his or her mind and revoke this Agreement by

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indicating the Executive’s desire to do so in writing delivered to [INSERT APPLICABLE NAME] at the address above (or by fax at [INSERT NUMBER]) by no later than 5:00 p.m. Central Time on the seventh (7th) calendar day after the date the Executive signs this Agreement (the “Revocation Period”). This Agreement will not become effective and the Executive will not receive any of the benefits set out below until the eighth (8th) calendar day after the Executive signs it (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.
7.    In consideration for the Executive’s signing and not revoking this Agreement, the Company has agreed to pay the Executive the consideration set forth in Section 2.4 of that certain Change in Control Severance Agreement, dated as of [INSERT DATE], 2017, by and between the Company and the Executive (the “CIC Severance Agreement”). The Company and the Executive expressly agree that the Company is not otherwise obligated to pay such consideration; that the Executive is not otherwise entitled to receive any of such consideration; and that, if the Executive does not sign this Agreement or revokes this Agreement during the Revocation Period, the Company will have no further obligations to the Executive under the CIC Severance Agreement or this Agreement, including, without limitation, the obligation to make the payments set forth in this Section 7. The Executive acknowledges the adequacy and the sufficiency of the consideration described in this Section 7.
8.    By entering into this Agreement, the parties do not admit, and specifically deny, any liability or wrongdoing, or violation of any law, statute, order, regulation or policy. It is expressly understood and agreed that this Agreement is being entered into solely for the purpose of avoiding the costs of litigation and amicably resolving all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever which have been or could have been alleged by the respective parties against each other.
9.    The Executive acknowledges that he or she knows that there are various state and federal laws which prohibit employment discrimination on the basis of age, sex, race, color, creed, national origin, marital status, religion, disability or veteran status and that these laws are enforced through the Federal Equal Employment Opportunity Commission, and various state, city, county and local human rights agencies. In addition, the Executive acknowledges that he or she knows that there are other federal, state, and local laws of other types or description regarding employment, including, but not limited to, claims arising from or derivative of the Executive’s employment with the Company.
10.    The consideration set forth in Section 7 of this Agreement is in full and complete satisfaction of all claims whatsoever the Executive may have against the Company arising from the Executive’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown and whether foreseen or unforeseen. Without limiting the generality of the foregoing, the Executive hereby fully and completely releases, waives, and forever discharges any and all claims of any kind against the Company arising from the Executive’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown and whether foreseen or unforeseen, that the Executive

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may have or had, including, but not limited to, fraud, claims arising under Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et. seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, 42 U.S.C. §1983, The Equal Pay Act, as amended, 29 U.S.C. §206(d)(1), the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et. seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et. seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., the Civil Rights Act of 1991, 105 Stat. 1071, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining Notification Act of 1988, the Family Medical Leave Act, the Fair Credit Reporting Act all as amended, and any other federal, state and local fair employment practice law, workers’ compensation law, unemployment insurance law, and any other employee relations duties and obligations, whether imposed by express or implied contract, tort (including, but not limited to, all intentional torts, negligence, negligent hiring, training, supervision or retention), common law, equity, public policy statute, executive order or law, any claims for physical or emotional distress or injuries, or any other duty or obligation of any kind or description, as well as any rights or claims the Executive or his or her attorney or other representative have or may have for costs, expenses, attorneys’ fees or otherwise. The foregoing shall not apply to the Executive’s right to receive the payments and benefits provided under Section 2.4 of the CIC Severance Agreement, nor to the Executive’s rights, if any, to indemnification as an officer or employee of the Company or a fiduciary of any Company benefit plan. In addition, nothing in this Agreement shall be construed to prevent the Executive from communicating with, filing a charge with, or participating in an investigation conducted by, any governmental agency, including, without limitation, the Equal Employment Opportunity Commission, the Securities and Exchange Commission or applicable state/city fair employment practices agency, to the extent required or permitted by law, provided that in each case, such communications with a government agency are consistent with all applicable laws, or to prevent any challenge by the Executive to the waiver and release of any claims as set forth herein; provided, that, except as required by law, the Executive hereby agrees not to accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. This Agreement does not limit the Executive’s right to receive an award for information provided to any governmental agency.
11.    The Executive represents and warrants that the Executive has returned all property belonging to the Company and has deleted all Company information from the Executive’s home or personal computer, any smartphone, personal e-mail accounts and electronic filings.
12.    The parties hereto agree and acknowledge that Section 2.4 and Articles III, IV, V and VI of the CIC Severance Agreement shall remain in full force and effect and shall remain fully enforceable following the Release Effective Date.
13.    The payments set forth in Section 7 of this Agreement are subject to taxes and all applicable withholding requirements.

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14.    Except as specifically set forth in this Agreement, this Agreement constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof and may only be modified, altered or changed in writing, signed by both the Company and the Executive.
15.    This Agreement has been executed freely, knowingly and voluntarily by the Executive without duress, coercion, or undue influence, with a full understanding of its terms. The Executive acknowledges and agrees that, prior to executing this Agreement, the Executive has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, the Executive has relied on his or her own judgment and further acknowledges that the Executive is fully aware of its contents and of its legal effects. The parties to this Agreement agree that no fact, evidence or transaction currently unknown to them but which may hereafter become known to them shall affect in any way or manner the final or unconditional nature of this Agreement.
16.    This Agreement shall be interpreted and construed and enforced in accordance with the laws of the State of Texas, excluding choice of law principles thereof.
17.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.
18.    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.
19.    BY SIGNING THIS AGREEMENT, THE EXECUTIVE STATES THAT: THE EXECUTIVE HAS READ IT; THE EXECUTIVE UNDERSTANDS IT AND KNOWS THAT HE OR SHE IS GIVING UP IMPORTANT RIGHTS; THE EXECUTIVE AGREES WITH EVERYTHING IN IT; THE EXECUTIVE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; THE EXECUTIVE HAS HAD [21] [45] DAYS TO REVIEW THE AGREEMENT AND THINK ABOUT WHETHER OR NOT THE EXECUTIVE WANTED TO SIGN IT; THE EXECUTIVE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY; AND, ONCE EXECUTED, THE EXECUTIVE HAS SEVEN DAYS TO REVOKE THIS AGREEMENT AS PROVIDED IN SECTION 6 HEREOF.
[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the Executive and the Company now voluntarily and knowingly execute this Agreement as of the day and year first written above.

CLUBCORP HOLDINGS, INC.

By:_______________________
Name:_____________________
Title:______________________

EXECUTIVE

__________________________
Mark A. Burnett

[Signature Page to Agreement and General Release and Waiver]